Exhibit 2.4

CERTIFICATE OF MERGER

MERGING

SA.COM Acquisition Corp.

A DELAWARE CORPORATION

WITH AND INTO

SkyAuction.com, INC.

A DELAWARE CORPORATION

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

SkyAuction.com, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:      The Company is a Delaware corporation duly organized and existing under the laws of the State of Delaware.

SECOND:      An Agreement and Plan of Merger dated November 12, 2018 (the “Merger Agreement”), by and between the Company and SA.com Acquisition Corp., a Delaware corporation (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD:      The Company is the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be SkyAuction.com, Inc.

FOURTH:      The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:      An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

SkyAuction.com, Inc.

241 North Avenue West

Westfield, New Jersey 07090

SIXTH:      A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:      The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of Delaware.

Exhibit 2.4

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of the 13th day of November, 2018.

SKYAUCTION.COM, INC.

By:	/s/ Michael Hering
	Name:	Michael Hering
	Title:	President